As filed with the Securities and Exchange Commission on November 7, 2006

Registration No. 333-137949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Brooke Corporation

(Exact name of registrant as specified in its charter)

Kansas	6411	48-1009756
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

(913) 661-0123

(Address including zip code, area code and telephone number, of Registrant’s principal executive offices)

Robert D. Orr

Chairman of the Board and Chief Executive Officer

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

(913) 661-0123

(Name, address, including zip code, area code and telephone number of agent for service)

With copies sent to:

Robert J. Ahrenholz, Esq.	James H. Ingraham, Esq.
Kutak Rock LLP	Brooke Corporation
1801 California Street, Suite 3100	10950 Grandview Drive, Suite 600
Denver, Colorado 80202	Overland Park, Kansas 66210
(303) 297-2400	(913) 661-0123

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-137949

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-137949) is being filed pursuant to Rule 462(d) solely for the purpose of adding Exhibits 10.21, 10.22 and 10.23 to such Registration Statement. These exhibits replace and supersede the exhibits filed under the same numbers in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed on November 3, 2006. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II and the Exhibit Index of the Registration Statement.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) The exhibits filed as a part of this registration statement are listed below:

Exhibit Number	Description
3.01	Amendment and Restatement to the Articles of Incorporation, filed on March 31, 2005 as Exhibit 3.1 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.02	Certificate of Amendment to and Restatement of the Bylaws, filed as Exhibit 3.(ii) to the registrant’s current report on Form 8-K filed on February 1, 2005.

3.03	Certificate of Designation pertaining to the Series 2002A Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.3 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.04	Certificate of Designation pertaining to the Series 2002B Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.4 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.05	Certificate of Designation pertaining to the Series 2003 Convertible Preferred stock filed with the Secretary of State of Kansas on May 1, 2003, filed on March 31, 2005 as Exhibit 3.5 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.06	Certificate to Redesignate the 2003 Convertible Preferred Stock of Brooke Corporation filed with the Secretary of State of Kansas on September 15, 2006, filed as Exhibit 3.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.07	Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 of Brooke Corporation filed with the Secretary of State of Kansas on September 15, 2006, filed as Exhibit 4.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.08	Certificate of Correction to Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 of Brooke Corporation filed with the Secretary of State of Kansas on September 15, 2006, filed as Exhibit 4.02 to the registrant’s current report on Form 8-K filed on September 19, 2006.

4.01	Form of Warrant, dated as of September 15, filed as Exhibit 10.03 to the registrant’s current report on Form 8-K filed on September 19, 2006.

5.01#	Opinion of Kutak Rock LLP.

10.01*	Brooke Corporation 2001 Compensatory Stock Option Plan, filed as Exhibit 99.01 to the registrant’s registration statement on Form S-8 filed on February 26, 2002.

10.02*	Executive Employment Agreement between Brooke Corporation and Robert D. Orr, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.03*	Executive Employment Agreement between Brooke Corporation and Leland G. Orr, filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.04*	Executive Employment Agreement between Brooke Corporation and Anita F. Larson, filed as Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.05*	Executive Employment Agreement between Brooke Credit Corporation and Michael S. Lowry, filed as Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.06*	Executive Employment Agreement between Brooke Franchise Corporation and Shawn T. Lowry, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.07*	Executive Employment Agreement between CJD & Associates, L.L.C. and Michael S. Hess, filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.08*	Executive Employment Agreement between Brooke Franchise Corporation and Kyle L. Garst, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 30, 2005.

10.09	Note dated August 27, 2004 of Brooke Credit Funding, LLC to Autobahn Funding Company LLC relating to the Credit and Security Agreement, filed on March 31, 2005 as Exhibit 10.13 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.
10.10	Stock Purchase Agreement, dated January 23, 2006, between Brooke Corporation and Kansas City Life Insurance Company relating to Generations Bank, filed as Exhibit 10 to the registrant’s current report on Form 8-K filed on January 26, 2006.

Exhibit Number	Description
10.11	Amended and Restated Credit and Security Agreement, dated as of August 29, 2006, among Brooke Credit Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, Brooke Corporation, as Master Agent Servicer and Performance Guarantor, Autobahn Funding Company LLC, as Lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as Agent, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 31, 2006.

10.12	Securities Purchase Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.13	Registration Rights Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.02 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.14	Receivables Financing Agreement, dated as of September 15, 2006, among Brooke Warehouse Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, and Fifth Third Bank, as Lender, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 21, 2006.

10.15	2006 Brooke Corporation Equity Incentive Plan, filed as Appendix B to the registrant’s definitive proxy statement filed on March 24, 2006.

10.16	Stock Purchase and Sale Agreement, dated as of October 6, 2006, by and between Brooke Corporation and First American Capital Corporation, filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on October 10, 2006.

10.17#	Note and Warrant Purchase Agreement dated October 31, 2006 among Brooke Credit Corporation, Falcon Mezzanine Partners II, LP, FMP II Co-Investment, LLC, and JZ Equity Partners PLC relating to $45,000,000 Principal Amount Senior Secured Notes Due April 30, 2013.

10.18#	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to Falcon Mezzanine Partners II, LP.

10.19#	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to FMP II Co-Investment, LLC.

10.20#	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to JZ Equity Partners PLC.

10.21**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to Falcon Mezzanine Partners II, LP.

10.22**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to FMP II Co-Investment, LLC.

10.23**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to JZ Equity Partners PLC.

10.24#	Security Agreement dated as of October 31, 2006 among Brooke Credit Corporation, FMP Agency Services, LLC and other parties thereto.

21.01#	Subsidiaries of Brooke Corporation.

23.01#	Consent of Independent Registered Public Accounting Firm.

24.01#	Power of Attorney.

#	Previously filed.
*	Indicates management contract or compensatory plan or arrangement.
**	Filed herewith.

(b)	Financial Statement Schedules:

The financial statement schedules are omitted because they are not required or are not applicable, or the required information is provided in the consolidated financial statements or notes thereto incorporated by reference in the prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Overland Park, State of Kansas on November 7, 2006.

BROOKE CORPORATION

By:	/s/ ROBERT D. ORR
Robert D. Orr
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Date: November 7, 2006	/s/ Robert D. Orr
Robert D. Orr, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

Date: November 7, 2006	/s/ Leland G. Orr**
Leland G. Orr, Chief Financial Officer (Principal Accounting and Financial Officer), Treasurer, Assistant Secretary and Director

Date: November 7, 2006	/s/ Anita F. Larson**
Anita F. Larson, Chief Operating Officer, President and Director

Date: November 7, 2006	/s/ John L. Allen**
John L. Allen, Director

Date: November 7, 2006	/s/ Joe L. Barnes**
Joe L. Barnes, Director

Date: November 7, 2006	/s/ Derrol D. Hubbard**
Derrol D. Hubbard, Director

Date: November 7, 2006	/s/ Shawn T. Lowry**
Shawn T. Lowry, Vice President and Director

Date: November 7, 2006	/s/ Mitchell G. Holthus**
Mitchell G. Holthus, Director

**	By Robert D. Orr pursuant to a power of attorney previously filed on October 11, 2006.

Exhibit Index

Exhibit Number	Description
3.01	Amendment and Restatement to the Articles of Incorporation, filed on March 31, 2005 as Exhibit 3.1 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.02	Certificate of Amendment to and Restatement of the Bylaws, filed as Exhibit 3.(ii) to the registrant’s current report on Form 8-K filed on February 1, 2005.

3.03	Certificate of Designation pertaining to the Series 2002A Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.3 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.04	Certificate of Designation pertaining to the Series 2002B Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.4 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.05	Certificate of Designation pertaining to the Series 2003 Convertible Preferred stock filed with the Secretary of State of Kansas on May 1, 2003, filed on March 31, 2005 as Exhibit 3.5 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.06	Certificate to Redesignate the 2003 Convertible Preferred Stock of Brooke Corporation filed with the Secretary of State of Kansas on September 15, 2006, filed as Exhibit 3.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.07	Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 of Brooke Corporation filed with the Secretary of State of Kansas on September 15, 2006, filed as Exhibit 4.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.08	Certificate of Correction to Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 of Brooke Corporation filed with the Secretary of State of Kansas on September 15, 2006, filed as Exhibit 4.02 to the registrant’s current report on Form 8-K filed on September 19, 2006.

4.01	Form of Warrant, dated as of September 15, filed as Exhibit 10.03 to the registrant’s current report on Form 8-K filed on September 19, 2006.

5.01#	Opinion of Kutak Rock LLP.

10.01*	Brooke Corporation 2001 Compensatory Stock Option Plan, filed as Exhibit 99.01 to the registrant’s registration statement on Form S-8 filed on February 26, 2002.

10.02*	Executive Employment Agreement between Brooke Corporation and Robert D. Orr, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.03*	Executive Employment Agreement between Brooke Corporation and Leland G. Orr, filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.04*	Executive Employment Agreement between Brooke Corporation and Anita F. Larson, filed as Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.05*	Executive Employment Agreement between Brooke Credit Corporation and Michael S. Lowry, filed as Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.06*	Executive Employment Agreement between Brooke Franchise Corporation and Shawn T. Lowry, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.07*	Executive Employment Agreement between CJD & Associates, L.L.C. and Michael S. Hess, filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.08*	Executive Employment Agreement between Brooke Franchise Corporation and Kyle L. Garst, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 30, 2005.

10.09	Note dated August 27, 2004 of Brooke Credit Funding, LLC to Autobahn Funding Company LLC relating to the Credit and Security Agreement, filed on March 31, 2005 as Exhibit 10.13 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

10.10	Stock Purchase Agreement, dated January 23, 2006, between Brooke Corporation and Kansas City Life Insurance Company relating to Generations Bank, filed as Exhibit 10 to the registrant’s current report on Form 8-K filed on January 26, 2006.

10.11	Amended and Restated Credit and Security Agreement, dated as of August 29, 2006, among Brooke Credit Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, Brooke Corporation, as Master Agent Servicer and Performance Guarantor, Autobahn Funding Company LLC, as Lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as Agent, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 31, 2006.

Exhibit Number	Description
10.12	Securities Purchase Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.13	Registration Rights Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.02 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.14	Receivables Financing Agreement, dated as of September 15, 2006, among Brooke Warehouse Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, and Fifth Third Bank, as Lender, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 21, 2006.

10.15	2006 Brooke Corporation Equity Incentive Plan, filed as Appendix B to the registrant’s definitive proxy statement filed on March 24, 2006.

10.16	Stock Purchase and Sale Agreement, dated as of October 6, 2006, by and between Brooke Corporation and First American Capital Corporation, filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on October 10, 2006.

10.17#	Note and Warrant Purchase Agreement dated October 31, 2006 among Brooke Credit Corporation, Falcon Mezzanine Partners II, LP, FMP II Co-Investment, LLC, and JZ Equity Partners PLC relating to $45,000,000 Principal Amount Senior Secured Notes Due April 30, 2013.

10.18#	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to Falcon Mezzanine Partners II, LP.

10.19#	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to FMP II Co-Investment, LLC.

10.20#	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to JZ Equity Partners PLC.

10.21**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to Falcon Mezzanine Partners II, LP.

10.22**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to FMP II Co-Investment, LLC.

10.23**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to JZ Equity Partners PLC.

10.24#	Security Agreement dated as of October 31, 2006 among Brooke Credit Corporation, FMP Agency Services, LLC and other parties thereto.

21.01#	Subsidiaries of Brooke Corporation.

23.01#	Consent of Independent Registered Public Accounting Firm.

24.01#	Power of Attorney.

#	Previously filed.
*	Indicates management contract or compensatory plan or arrangement.
**	Filed herewith.